UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2026

CINGULATE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40874	86-3825535
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1901 W. 47th Place

Kansas City, KS 66205

(Address of principal executive offices) (Zip Code)

(913) 942-2300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	CING	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
Warrants, exercisable for common stock	CINGW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities

On February 6, 2026, Cingulate Inc. (the “Company”) issued 25,786 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at a value of $6.16 per share to a lender in exchange for a portion of the debt owed to such lender. Such issuance was exempt from registration under 3(a)(9) of the Securities Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2026, in connection with the second and final closing of the private placement (the “Private Placement”), the Company appointed Jeff Hargroves as a member of the Board of Directors (the “Board”) of the Company, effective immediately, to serve as a Class I director until the Company’s 2028 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal, subject to the terms and conditions of the purchase agreement for the Private Placement, which was filed previously with our Current Report on Form 8-K, dated January 28, 2026. Following the appointment of Mr. Hargroves, the Class I directors will consist of Peter J. Werth and Jeff Hargroves.

Mr. Hargroves was appointed to serve as a member of the Audit Committee of the Board. Following the appointment of Mr. Hargroves, the Audit Committee will consist of Jeffrey S. Ervin, as chairman, John A. Roberts, Bryan Lawrence and Mr. Hargroves.

Mr. Hargroves was appointed to serve as a member of the Compensation Committee of the Board. Following the appointment of Mr. Hargroves, the Compensation Committee will consist of Bryan Lawrence, as chairman, Jeffrey S. Ervin, John A. Roberts and Mr. Hargroves.

Mr. Hargroves was also appointed to serve as a member of the Nominating and Corporate Governance Committee of the Board. Following the appointment of Mr. Hargroves, the Nominating and Corporate Governance Committee will consist of Jeffrey S. Ervin, as chairman, Bryan Lawrence, John A. Roberts and Mr. Hargroves.

The Board has determined that Mr. Hargroves is independent as defined in Listing Rule 5605 of the Nasdaq Stock Market LLC for purposes of serving on the Board. Pursuant to the Company’s Non-Employee Director Compensation Program (the “Director Compensation Program”), Mr. Hargroves will be granted an option to purchase 15,000 shares of the Company’s common stock (the “Option”) at the next regularly scheduled meeting of the Board. The shares subject to Mr. Hargroves Option will have a per share exercise price equal to the last reporting sale price reported by the Nasdaq Stock Market on the date of grant and the Option will vest over a period of one year in two equal installments on each six-month anniversary of the grant date for so long as Mr. Hargroves remains on the Board through each such vesting date. In addition, Mr. Hargroves will be entitled to receive annual cash retainers in the amount of $ $40,000 per year for his service on the Board and $7,500, $5,000 and $4,000 per year for his service on the Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively, and any other compensation provided pursuant to the Director Compensation Program.

Item 7.01. Regulation FD Disclosure.

On February 17, 2026, the Company announced the second and final closing of the Private Placement for gross proceeds of an additional $5.5 million. The aggregate gross proceeds from the Private Placement, including the initial closing, totaled approximately $12.0 million.

The information included in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall this Item 7.01 and Exhibit 99.1 be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such future filing.

Item 8.01. Other Events.

On February 13, 2026, the Company completed the second and final portion of the Private Placement for gross proceeds of an additional $5.5 million. The aggregate gross proceeds from the Private Placement, including the initial closing, totaled approximately $12.0 million.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release of Cingulate Inc., dated February 17, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINGULATE INC.

Dated: February 17, 2026	By:	/s/ Shane J. Schaffer
	Name:	Shane J. Schaffer
	Title:	Chief Executive Officer